Exhibit 99.1 News Release

Date: May 10, 2017

News Release – Investor Update

Parks! America Reports Strong Net Sales Growth and

Results for the Second Quarter and First Six Months of Fiscal 2017

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Q2 attendance based net sales increased by 36.3%

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First six months reported and comparable 26-week attendance based net sales increased by 31.0% and 33.6%, respectively

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Double-digit percentage growth in attendance based net sales in 10 of the last 12 fiscal quarters

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YTD Net Income increased by $248,559 to $170,743

PINE MOUNTAIN, Georgia, May 10, 2017 – Parks! America (OTCPink: PRKA), announced today the results for its second quarter and six months ended April 2, 2017.

The Company’s 2017 fiscal year will end on October 1, 2017 and will be comprised of 52 weeks. The Company’s 2016 fiscal year ended on October 2, 2016 and was comprised of 53 weeks. The additional week in the 2016 fiscal year occurred within the three months ended January 2, 2016. As such, Park attendance based net sales are discussed on a reported, as well as a comparable 26-week, basis for the six months ended April 2, 2017 as compared to the prior year. (Note, reported attendance based net sales for the three month periods ended April 2, 2017 and April 3, 2016 are already on a comparable 13-week basis).

Second Quarter 2017 Highlights

Reported total net sales for the fiscal quarter ended April 2, 2017 increased by $336,006 or 38.0%, to $1,219,858, primarily driven by higher attendance and higher average revenue per guest. Park attendance based net sales increased by $320,288 or 36.3%, while animal sales increased by $15,718.

The Company reported net income of $165,516 for the fiscal quarter ended April 2, 2017 compared to $59,348 for the fiscal quarter ended April 3, 2016, resulting in an increase of $106,168. The improvement in net income during the second quarter of the 2017 fiscal year was primarily attributable to higher total net sales, partially offset by higher cost of sales, legal fees, advertising and general operating expenses, as well as higher income taxes.

First Six Months 2017 Highlights

Reported total net sales for the first six months of the 2017 fiscal year increased by $562,824 or 34.0%, to $2,219,288, primarily driven by higher attendance and higher average revenue per guest. Reported combined Park attendance based net sales increased by $509,044 or 31.0%, while animal sales increased by $53,780. On a comparable 26-week basis, Park attendance based net sales increased $540,793 or 33.6%.

The Company reported net income of $170,743 for the six months ended April 2, 2017 compared to a net loss of $77,816 for the six months ended April 3, 2016, resulting in an improvement of $248,559. The improvement in net income during the first six months of the 2017 fiscal year was primarily attributable to higher total net sales, partially offset by higher cost of sales, legal fees, general operating expenses, and higher income taxes.

“We continue to be very encouraged by the strong growth in attendance based net sales generated by both our Parks during the first six months of our 2017 fiscal year, especially at our Georgia Park,” commented Dale Van Voorhis, Chairman & CEO. “On a comparable week basis, we have achieved double-digit percentage year-over-year growth in attendance based net sales in 10 of the last 12 fiscal quarters.”

Balance Sheet and Liquidity

The Company had working capital of $1.44 million as of April 2, 2017 compared to working capital of $285,140 as of April 3, 2016. The year-over-year improvement in working capital is primarily reflective of the strong operating cash flow generated over the trailing twelve months.

The Company’s debt to equity ratio was 0.56 to 1.00 as of April 2, 2017, compared to 0.96 to 1.00 as of April 3, 2016.

“We continue to be pleased with the continuing improvements in our working capital and debt to equity ratio,” noted Mr. Van Voorhis. “We plan to continue to leverage these strong financial results to build on our businesses and to improve the wild animal safari experience for our guests.”

Subsequent Event – Contingency Resolution

On April 21, 2017, the Company closed a settlement and release agreement dated March 30, 2017 to settle a lawsuit titled Parks! America, Inc. vs. Eastland, et al., Case No. 09-A-5996 in the Eighth Judicial District of Nevada. “This settlement brings closure to a multi-year legal matter,” commented Mr. Van Voorhis. “Resolution of this matter allows management to focus our efforts on driving our business and continuing to implement our long-term strategy.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 2, 2016, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2016.

Contact:

Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended April 2, 2017 and April 3, 2016

	For the three months ended		For the six months ended
	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Net sales	$1,201,917	$881,629	$2,149,181	$1,640,137
Sale of animals	17,941	2,223	70,107	16,327
Total net sales	1,219,858	883,852	2,219,288	1,656,464

Cost of sales	144,750	108,316	251,094	207,937
Selling, general and administrative	671,733	570,886	1,418,499	1,243,134
Depreciation and amortization	89,450	85,200	178,900	170,600
(Gain) loss on disposal of operating assets, net	(259)	-	(309)	-
Income from operations	314,184	119,450	371,104	34,793

Other income (expense), net	2,828	1,926	4,659	4,022
Interest expense	(50,796)	(56,628)	(101,020)	(111,231)
Income (loss) before income taxes	266,216	64,748	274,743	(72,416)

Income tax provision	100,700	5,400	104,000	5,400
Net income (loss)	$165,516	$59,348	$170,743	$(77,816)

Income (loss) per share - basic and diluted	$0.00	$0.00	$0.00	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	74,681	74,531	74,618	74,467

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of April 2, 2017, October 2, 2016 and April 3, 2016

	April 2, 2017	October 2, 2016	April 3, 2016
ASSETS
Cash – unrestricted	$1,539,742	$1,482,777	$387,378
Cash – restricted	-	456,492	456,492
Inventory	129,323	107,573	138,474
Prepaid expenses	101,560	87,760	66,611
Total current assets	1,770,625	2,134,602	1,048,955

Property and equipment, net	6,589,991	6,432,897	6,403,891
Intangible assets, net	2,600	3,000	3,400
Deferred tax asset	701,624	777,124	-
Other assets	9,199	8,500	8,500
Total assets	$9,074,039	$9,356,123	$7,464,746

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$9,377	$24,106	$71,251
Other current liabilities	205,475	231,392	166,057
Accrued judgment award	-	372,416	304,328
Notes payable – line of credit	-	-	120,700
Current portion of long-term debt, net	118,363	104,652	101,479
Total current liabilities	333,215	732,566	763,815

Long-term debt, net	3,043,927	3,113,603	3,170,350
Total liabilities	3,377,142	3,846,169	3,934,165

Stockholders’ equity
Common stock	74,681	74,531	74,531
Capital in excess of par	4,825,656	4,809,606	4,809,606
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings (accumulated deficit)	799,810	629,067	(1,350,306)
Total stockholders’ equity	5,696,897	5,509,954	3,530,581
Total liabilities and stockholders’ equity	$9,074,039	$9,356,123	$7,464,746

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